Exhibit 4.3

SYSCO CORPORATION
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.
Trustee

TENTH SUPPLEMENTAL INDENTURE
Dated as of February 12, 2008

Supplementing the Indenture
dated as of June 15, 1995

     TENTH SUPPLEMENTAL INDENTURE, dated as of the 12th day of February, 2008, between SYSCO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”);
     WHEREAS, the Company has heretofore executed and delivered an Indenture dated as of June 15, 1995 (the “Original Indenture”) providing for the issuance by the Company from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (in the Original Indenture and herein called the “Securities”), and the Trustee is the successor trustee under the Original Indenture; and
     WHEREAS, the Company has heretofore executed and delivered to the Trustee (i) a First Supplemental Indenture dated as of June 27, 1995 providing for the issuance by the Company of $150,000,000 aggregate principal amount of 6 1/2% Senior Notes due June 15, 2005, (ii) a Second Supplemental Indenture dated as of May 1, 1996 providing for the issuance by the Company of $200,000,000 aggregate principal amount of 7% Senior Notes due May 1, 2006, (iii) a Third Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Company of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, (iv) a Fourth Supplemental Indenture dated as of April 25, 1997 providing for the issuance by the Company of $100,000,000 aggregate principal amount of 7.25% Senior Notes due April 15, 2007, (v) a Fifth Supplemental Indenture dated as of July 27, 1998 providing for the issuance by the Company of $225,000,000 aggregate principal amount of 6 1/2% Debentures due August 1, 2028, (vi) a Sixth Supplemental Indenture dated as of April 5, 2002 providing for the issuance by the Company of $200,000,000 aggregate principal amount of 4.75% Notes due July 30, 2005, (vii) a Seventh Supplemental Indenture dated as of March 5, 2004 providing for the issuance by the Company of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014 and (viii) an Eighth Supplemental Indenture dated as of September 22, 2005 providing for the issuance by the Company of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035; and
     WHEREAS, simultaneously herewith, the Company is executing and delivering to the Trustee a Ninth Supplemental Indenture dated as of February 12, 2008 providing for the issuance by the Company of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013; and
     WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, including Section 2.3 thereof, and pursuant to appropriate resolutions of the Board of Directors and the Chief Financial Officer of the Company has duly determined to make, execute and deliver to the Trustee this Tenth Supplemental Indenture to the Original Indenture as permitted by Sections 2.1, 2.3 and 8.1 of the Original Indenture in order to establish the form or terms of, and to provide for the creation and issue of, a series of Securities under the Original Indenture in the aggregate principal amount of $500,000,000; and
     WHEREAS, all things necessary to make the Securities provided for herein, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating

Agent and issued upon the terms and subject to the conditions hereinafter and in the Original Indenture set forth against payment therefor, the valid, binding and legal obligations of the Company and to make this Tenth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;
     NOW, THEREFORE, THIS TENTH SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of Securities, and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this Tenth Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
     1.1 Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless that term is otherwise defined herein.
     1.2 Section References. Each reference to a particular section set forth in this Tenth Supplemental Indenture shall, unless the context otherwise requires, refer to this Tenth Supplemental Indenture.
ARTICLE II
TITLE AND TERMS OF SECURITIES
     2.1 Title of the Securities. This Tenth Supplemental Indenture hereby establishes a series of Securities designated as the “5.25% Senior Notes due February 12, 2018” of the Company (collectively referred to herein as the “Notes”). For purposes of the Original Indenture, the Notes shall constitute a single series of Securities.
     2.2 Term of the Notes. The Notes shall mature on February 12, 2018 (the “Stated Maturity”). In the event that the Stated Maturity of any Note is not a Business Day, principal and interest payable at maturity shall be paid on the next succeeding Business Day with the same effect as if that Business Day were the Stated Maturity and no interest shall accrue or be payable for the period from and after the Stated Maturity to the next succeeding Business Day.
     2.3 Amount and Denominations; Currency of Payment. The aggregate principal amount in which the Notes may be issued under this Tenth Supplemental Indenture is limited to $500,000,000.
     The Notes shall be issued in the form of one or more Registered Global Securities in the name of Cede & Co., as registered owner and nominee for The Depository Trust Company, New York, New York (“DTC”). DTC shall initially act as Depositary for the Notes.

     The Notes shall be denominated in United States dollars in denominations of $1,000 and integral multiples of $1,000.
     2.4 Interest and Interest Rates. Each Note shall bear interest at the rate of 5.25% per annum from the date of issue or from the most recent Interest Payment Date (as defined in Section 2.5 below) to which interest on such Note has been paid or duly provided for, commencing with the Interest Payment Date next succeeding the date of issue, until the principal thereof is paid or made available for payment. Interest shall be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined in Section 2.5 below) next preceding an Interest Payment Date. Notwithstanding the foregoing, if a Note is originally issued after the Regular Record Date and before the corresponding Interest Payment Date, the first payment of interest on the Note shall be made on the next succeeding Interest Payment Date to the Person in whose name that Note was registered on the Regular Record Date with respect to such next succeeding Interest Payment Date. Interest on each Note shall be computed on the basis of a 360-day year comprising twelve 30-day months.
     2.5 Interest Payments. The interest payment dates for each Note shall be August 12 and February 12, in each year (the “Interest Payment Dates”), beginning August 12, 2008 and the regular record dates shall be the February 1 and August 1 (the “Regular Record Dates”) preceding those Interest Payment Dates, respectively. Interest shall also be payable at maturity of any Note.
     If an Interest Payment Date with respect to the Notes would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day with respect to the Notes and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day.
     Except as provided in the immediately preceding paragraph, interest payments shall be in the amount of interest accrued to, but excluding, the Interest Payment Date.
     2.6 Place of Payment, Transfer and Exchange. The Company authorizes and appoints the Trustee as the sole paying agent (the “Paying Agent”) with respect to any Notes represented by Registered Global Securities, without prejudice to the Company’s authority to appoint additional paying agents from time to time pursuant to Section 3.4 of the Original Indenture. Payments of principal on each Note and interest thereon payable at maturity or upon redemption shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make the payments in immediately available funds in accordance with its normal procedures. So long as any Notes are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for payment. The Company hereby acknowledges that any drop agent maintained will accept Notes for presentment, take payment instructions from the Holder and forward the Notes presented and any related payment instructions to the Paying Agent by overnight courier, for next day delivery. Notes presented as set forth in the previous sentence shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to the drop agent. Payment of interest (other than interest payable in accordance with the preceding provisions of this subsection (i)) will, subject to certain exceptions provided in the Original Indenture, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Company, by wire transfer to an account maintained by such Person with a bank located in the United States.
     The Company appoints the Trustee as the sole Security registrar with respect to the Notes, without prejudice to the Company’s authority to appoint additional Security registrars from time to time pursuant to Section 2.8 of the Original Indenture. The Notes may be presented by the Holders thereof for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York. In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. The Company hereby acknowledges that any drop agent maintained by the Company will accept Notes for registration of transfer or exchange and forward those Notes to the Security registrar by overnight courier, for next day delivery. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to the drop agent.
     2.7 No Sinking Fund. The Notes shall not be subject to any sinking fund.
     2.8 Redemption at Option of the Company. The Notes are redeemable in whole or in part at any time and from time to time prior to the Stated Maturity, at the option of the Company, at a redemption price equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption: (i) 100% of the principal amount of the Notes being redeemed; or (ii) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.
     As used in this Section 2.8 only, the terms set forth below shall have the following respective meanings:
     “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.
     “Quotation Agent” means Goldman, Sachs & Co. or its successor.
     “Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., or their respective affiliates which are Primary Treasury Dealers, and their respective successors and (2) one other firm that is a Primary Treasury Dealer which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed. If fewer than all of the Notes are to be redeemed, the Trustee shall select, in such manner as the Trustee shall deem appropriate and fair, the particular Notes to be redeemed in whole or in part.
     Unless the Company defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.
     2.9 Change of Control Repurchase Event. If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Original Indenture, the

Company will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Company will mail, or shall cause to be mailed, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Company under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
     On the repurchase date following a Change of Control Repurchase Event, the Company will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased.
     The paying agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Company. The Company will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
     As used in this Section 2.9, the terms set forth below shall have the following respective meanings:

     “Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.
     “Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Company consolidates with, or merges with or into, any Person (as defined in the Original Indenture), or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Company, including the assets of the subsidiaries of the Company, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (4) the first day on which a majority of the members of the Board of Directors of the Company is composed of members who are not Continuing Directors. (5) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors (as defined in the Original Indenture) who (1) was a member of the Board of Directors of the Company on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).
     “Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
     “Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).
     “Moody’s” means Moody’s Investors Service, Inc., and its successors.
     “Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.
     “Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
     2.10. Form and Other Terms of the Notes. Attached hereto as Annex A is a form of a Note denominated in United States dollars, which form is hereby established as a form in which Notes may be issued. In addition, any Note may be issued in such other form as may be provided by, or not inconsistent with, the terms of the Original Indenture and this Tenth Supplemental Indenture.

ARTICLE III
MISCELLANEOUS PROVISIONS
     The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this Tenth Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Except as expressly amended hereby, the Original Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This Tenth Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.
     THIS TENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

SYSCO CORPORATION
By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee
By:
Name:
Title:

Annex A
[FORM OF FACE OF SECURITY]
          THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED
SYSCO CORPORATION
5.25% Senior Note due February 12, 2018

No. SC-0001	CUSIP: 871829 AL1

PRINCIPAL AMOUNT: $500,000,000	AUTHENTICATION DATE: February 12, 2008

ORIGINAL ISSUE DATE: February 12, 2008	STATED MATURITY: February 12, 2018

INTEREST RATE: 5.25% per annum	SUBJECT TO DEFEASANCE PURSUANT TO SECTION 10.1 OF THE INDENTURE REFERRED TO HEREIN
ISSUE PRICE: 99.310% of principal amount
          SYSCO Corporation, a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to herein), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of FIVE HUNDRED MILLION U.S. DOLLARS ($500,000,000) on February 12, 2018 (the “Stated Maturity”) and to pay interest thereon at the rate of 5.25% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from February 12, 2008 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on August 12 and February 12 in each year and at the Stated Maturity or upon redemption, commencing with August 12, 2008 until the principal hereof is paid or made available for payment. If an Interest Payment Date would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest shall accrue or be payable on such next succeeding Business Day for the period from and after such original Interest Payment Date to such next succeeding Business Day. Except as provided in the immediately preceding sentence, interest payments shall be in the amount of interest accrued to, but excluding, the applicable Interest Payment Date.
          The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to herein, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.
          Payments of principal on this Note and interest payable on this Note at the Stated Maturity or upon redemption of this Note shall be made in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the request of the Holder upon presentation and surrender of this Note, at the office or agency of the Paying Agent in New York, New York or any other duly appointed Paying Agent, provided that this Note is presented to the Paying Agent in time for the Paying Agent to make payments in immediately available funds in accordance with its normal procedures. So long as any Notes are represented by a Registered Global Security, interest (other than interest payable at maturity or upon redemption) shall be paid in immediately available funds by wire transfer to the Depositary for such Notes, on the written order of the Depositary. In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for payment. Notes presented to a drop agent in accordance with the provisions of the Indenture referred to herein shall be deemed to be presented to the Paying Agent on the Business Day next succeeding the day the Notes are delivered to the drop agent.
          Payment of interest (other than interest payable in accordance with the provisions of the immediately preceding paragraph) will, subject to certain exceptions provided in the Indenture referred to herein, be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register as of the applicable Regular Record Date or, at the option of the Company, by wire transfer to an account maintained by such Person with a bank located in the United States.
          The Notes are redeemable in whole or in part at any time and from time to time prior to the Stated Maturity, at the option of the Company, at a redemption price equal to the greater of the following amounts, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption: (1) 100% of the principal amount of the Notes being redeemed; or (2) the sum of the present values of the remaining scheduled payments of the principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the following paragraph) plus 30 basis points.
          As used in this paragraph and in the immediately preceding paragraph only, the terms set forth below shall have the following respective meanings:
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the

Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means Goldman, Sachs & Co. or its successor.

“Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., or their respective affiliates which are Primary Treasury Dealers, and their respective successors and (2) one other firm that is a Primary Treasury Dealer which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to a particular Reference Treasury Dealer and a particular redemption date, the average, as calculated by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed. If fewer than all of the Notes are to be redeemed, the Trustee shall select, in such manner as the Trustee shall deem appropriate and fair, the particular Notes to be redeemed in whole or in part.
          Unless the Company defaults in payment of the redemption price, on or after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.
          In the event of redemption of this Note in part only, a new Note or Notes of like tenor and in an aggregate principal amount equal to the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
          If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as described above or has defeased the Notes pursuant to Section 10.1 of the Indenture referred to herein, the Company will be required to make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase.

Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to a Change of Control (as defined below), but in either case, after the public announcement of the Change of Control, the Company will mail, or shall cause to be mailed, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event, offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), disclosing that any Note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering Notes. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the obligations of the Company under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
          On the repurchase date following a Change of Control Repurchase Event, the Company will be required, to the extent lawful, to: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased.
          The paying agent will promptly distribute to each Holder of Notes properly tendered the purchase price for the Notes deposited by the Company. The Company will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered provided that each new Note will be in a principal amount of an integral multiple of $1,000. The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
          As used in this paragraph and in the three immediately preceding paragraphs, the terms set forth below shall have the following respective meanings:
“Below Investment Grade Ratings Event” means that on any day during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for up to an additional 60 days for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies. Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the Company consolidates with, or merges with or into, any Person (as defined in the Indenture referred to herein), or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the consolidated assets of the Company, including the assets of the subsidiaries of the Company, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (4) the first day on which a majority of the members of the Board of Directors of the Company is composed of members who are not Continuing Directors. (5) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors (as defined in the Indenture referred to herein) who (1) was a member of the Board of Directors of the Company on the date the Notes were issued or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or higher by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or higher by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
          The Notes are not subject to any sinking fund.
          REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH IN FULL ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN FULL AT THIS PLACE.
          Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture referred to herein or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SYSCO CORPORATION
[Seal]
By
Name:
Title:

Attest

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Date: February 12, 2008
This is one of the Securities referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as Trustee

By

Authorized Signatory

[REVERSE OF NOTE]
SYSCO CORPORATION
5.25% Senior Note due February 12, 2018
          This Note is one of a duly authorized issue of securities of the Company (the “Securities”), issued and to be issued in one or more series under an Indenture dated as of June 15, 1995 and by and between the Company and The Bank of New York Trust Company, N.A., as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of June 27, 1995, a Second Supplemental Indenture dated as of May 1, 1996, a Third Supplemental Indenture dated as of April 25, 1997, a Fourth Supplemental Indenture dated as of April 25, 1997, a Fifth Supplemental Indenture dated as of July 27, 1998, a Sixth Supplemental Indenture dated as of April 5, 2002, a Seventh Supplemental Indenture dated as of March 5, 2004, an Eighth Supplemental Indenture dated as of September 22, 2005, a Ninth Supplemental Indenture dated as of February 12, 2008 and a Tenth Supplemental Indenture dated as of February 12, 2008 (such Indenture, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture, Fourth Supplemental Indenture, Fifth Supplemental Indenture, Sixth Supplemental Indenture, Seventh Supplemental Indenture, Eighth Supplemental Indenture, Ninth Supplemental Indenture and Tenth Supplemental Indenture, is referred to herein as the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement of the Holder hereof to all the terms and conditions of the Indenture. This Note is a Security of the series designated on the face hereof, limited in aggregate principal amount to $500,000,000.
          If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Securities; (ii) default in any payment of principal on any of the Securities when due and payable; (iii) failure on the part of the Company duly to observe or perform any of the covenants or agreements on the part of the Company in the Securities or in the Indenture which shall not have been remedied within 90 days after written notice by the Trustee or by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of all series affected thereby; or (iv) certain events involving bankruptcy, insolvency or reorganization of the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of each such affected series of then Outstanding Securities (voting as a single class) may declare the entire principal of all Securities of all such affected series, and the interest accrued thereon, if any, to be immediately due and payable, except that, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Company, the principal and interest on the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Securityholder. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Securities of each series affected (with all such series voting as a single class) at the time Outstanding shall have the right to direct the Trustee in its exercise of any trust or power conferred on the Trustee with respect to the Securities of such series by the Indenture, provided that the Trustee may decline to follow any such direction if the Trustee determines the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interest of Holders of the Securities of all series so affected not joining in the giving of said direction. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their best interests. The Indenture requires the Company to furnish an annual compliance certificate to the Trustee.
          The Indenture contains provisions permitting the Company and the Trustee to modify the Indenture or any supplemental indenture without the consent of the Holders for one or more of the following purposes (as more particularly set forth in the Indenture): (1) to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee as security for the Securities of one or more series; (2) to evidence the succession of another entity to the Company; (3) to add to the covenants of the Company or add Events of Default for the benefit of Holders; (4) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture as shall not adversely affect the interests of the Holders in any material respect; (5) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 of the Indenture; and (6) to evidence the appointment of a successor Trustee.
          The Indenture also permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding of each series to be affected (voting as a single class). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding with respect to which a default or Event of Default shall have occurred and be continuing (voting as a single class), on behalf of the Holders of all such Securities, to waive certain past defaults and Events of Default under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          Without the consent of each Holder of each Note so effected, the Company may not extend the final maturity of any Note, or reduce the rate (or alter the method of computation) or interest thereon or extend the time for payment thereof, or reduce (or alter the method of computation of) any amount payable on redemption or repayment thereof or extend the time for payment thereof, or make the principal thereof or interest thereon (including any amount in respect of original issue discount) payable in any coin or currency other than that provided in the Notes or in accordance with the terms thereof, or reduce the amount that would be due and payable upon an acceleration of the maturity of any Note, or impair or affect the right of any Holder to institute suit for the payment thereof.
          A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series, or of Coupons appertaining to such Securities, with respect to such covenant provision, shall be deemed not to affect the rights under the Indenture of Holders of Securities of any other series or of the Coupons appertaining to such Securities.
          As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (2) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and (4) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or any interest on this Note on or after the respective due dates expressed herein.
          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, as described on the face hereof, at the times, place and rate, and in the coin or currency, herein prescribed.
          The Notes are issuable only in fully registered form and are represented either by one or more global certificates registered in the name of a depositary or in the name of its nominee or by a certificate or certificates registered in the name of the beneficial owner(s) of such Notes or its or their nominee(s). The Notes are issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of any authorized denomination, as requested by the Holder surrendering the same.
          As provided in the Indenture and subject to certain limitations set forth in the Indenture or this Note, the transfer of this Note is registrable in the Security register, upon surrender of this Note for registration of transfer or exchange at the office or agency of the Security registrar or any successor or co-registrar in New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. The Company shall not be required to exchange or register a transfer of (a) any Notes for a period of 15 days next preceding the first mailing of notice of redemption of the Notes, or (b) the Notes selected, called or being called for redemption, in whole or in part, except, in the case of any Note to be redeemed in part, the portion thereof not so to be redeemed.
          In addition, the Company may maintain a drop agent, in such location or locations as the Company may select, to provide the Holders with an office at which they may present the Notes for registration of transfer or exchange. Notes accepted as set forth in the immediately preceding sentence shall be deemed to be presented to the Security registrar on the Business Day next succeeding the day that Notes are delivered to the drop agent.
          No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.
          The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note or of certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture. The Indenture with respect to the Notes shall be discharged and canceled upon the payment of all of the Notes and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and U.S. Government Obligations sufficient for such payment.
          In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.
          THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          All capitalized terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
          As provided in the Indenture, no recourse under or upon any obligation, covenant or agreement contained in the Indenture, or in this Note, or because of any indebtedness evidenced hereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

FORM OF ASSIGNMENT
ABBREVIATIONS
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s),
assign(s) and transfer(s) unto

Please insert Social Security or
other identifying number of assignee
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                         , attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.
Dated:
Notice: The signature(s) to this assignment
must correspond with the name(s) as written on
the face of the within instrument in every
particular, without alteration or enlargement,
or any change whatsoever.

SCHEDULE OF INCREASES OR DECREASES IN THE PRINCIPAL AMOUNT
OF THIS NOTE
          The original principal amount of this Note is Five Hundred Million U.S. Dollars ($500,000,000). The following increases or decreases in the principal amount of this Note have been made:

	Amount of	Amount of	Principal amount	Signature of
	decrease in	increase in	of this	authorized
Date of	principal amount	principal amount	Note following	signatory of
increase or	of this	of this	such decrease	Trustee or
decrease	Note	Note	(or increase)	Depository